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                         Diversified Biotech Group, Inc.
                           500 Fifth Avenue, 56th Floor
                              New York, NY  10110



                                  June 20, 2002



InvestBio Opportunity Trust
500 Fifth Avenue, 56th Floor
New York, NY  10110

Ladies and Gentlemen:

    Please be advised that $100,000 worth of shares of the InvestBio Opportunity Fund, a series of the InvestBio Opportunity Trust, were purchased today from you as an investment with no present intention of redeeming or selling such shares.

                                       Sincerely,

                                       DIVERSIFIED BIOTECH GROUP, INC.


                                       By: /s/ Scott L. Mathis
                                           ---------------------------
                                           Scott L. Mathis